WARRANTECH CORPORATION AND SUBSIDIARIES
                               EXHIBIT 11
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                              (UNAUDITED)

                                                For the Six Months Ended                For the Three Months Ended
                                                     September 30,                               September 30,
                                          ----------------- -- -------------------     ----------------- -- ----------------
                                                 1995                  1994                   1995                1994
                                          -----------------    -------------------       ----------------  -----------------
Earnings:
   Net income                             $  1,257,963         $ 1,158,465             $    607,503         $    539,652
                                          =================    ===================     =================    ================

Weighted average shares outstanding:

Primary (A):

   Common shares                            12,998,865          12,926,735               12,998,552          12,927,302
   Assumed exercise of stock options           759,475             639,976                  764,924             650,065
   Assumed conversion of preferred stock     1,956,666           1,784,160                1,963,696           1,799,181

                                          -----------------    --------------      -----------------    ----------------
                                            15,715,006           15,350,871              15,727,172          15,376,548
                                          =================    ===============     =================    ================

Fully diluted (B):

   Common shares                            12,998,865          12,926,735               12,998,552          12,927,302
   Assumed exercise of stock options         1,994,385           2,021,727                1,994,385           2,021,727
   Assumed conversion of preferred stock     1,949,602           1,961,510                1,949,602           1,961,510

                                          -----------------    ---------------     -----------------    ----------------
                                            16,942,852          16,909,972               16,942,539          16,910,539
                                          =================    ===============     =================    ================
Earnings Per Common Share:

Primary (A):
   Net income                                    $.08                  $.08                   $.04                $.04
                                          =================    ===================     =================    ================

Fully diluted (B):
   Net income                                    $.07                  $.07                   $.04                $.03
                                          =================    ===================     =================    ================


(A)      The treasury method was used in the calculation of primary earnings per share for all periods presented.

(B)      The modified treasury method was used in the calculation of fully diluted earnings per share for the six and three months ended September 30, 1995 and 1994, respectively.